Summary Translation	Exhibit 4.33

Loan Agreement

Contract No. : 2011JIYINDAIZIDI12100829

Borrower : Ganglian Finance Leasing Co., Ltd

Lender : CITIC Shijiazhuang Branch

Signing Date : November 5, 2012

Loan Amount : RMB50,000,000

Length of maturity : From November 5, 2012 to November 5, 2013

Use of Loan : Working Capital

Loan Interest : 6.60%

Date of Draft :November 5, 2012

Withdrawal Amount : RMB50,000,000

Payment Method : The interest should be repaid by monthly. The principal shall be fully repaid at the maturity date of the loan.

Repayment Date :November 5, 2013

Loan Guarantee : Guaranty of Pledge

- Ganglian Finance Leasing Co., Ltd entered into The Maximum Pledge Contract with the lender, with the contract no.2012JIYINZUIQUANZHIZIDI12140568.